Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated March 28, 2014 relating to our audit of the consolidated balance sheet of Royal Hawaiian Orchards, L.P. and subsidiaries at December 31, 2013, and the related consolidated statements of comprehensive loss, partners’ capital, and cash flows for the year then ended, included in the Annual Report on Form 10-K of Royal Hawaiian Orchards, L.P. filed with the Securities and Exchange Commission.

/s/ Accuity LLP

Honolulu, Hawaii

March 27, 2015